Consent of Independent Auditors

The Board of Directors
Richfood Holdings, Inc.:


We consent to incorporation by reference in the registration statement on Form S-4 of Richfood Holdings, Inc. of our report dated June 5, 1995, relating to the consolidated balance sheets of Richfood Holdings, Inc. and subsidiaries as of April 29, 1995 and April 30, 1994, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended April 29, 1995, which report is incorporated by reference into the Form 10-K of Richfood Holdings, Inc. for the fiscal year ended April 29, 1995, incorporated by reference into the registration statement. We also consent to incorporation by reference in the registration statement of our report dated June 5, 1995, relating to the financial statement schedules of Richfood Holdings, Inc., which is included in such annual report on Form 10-K.

                                                KPMG Peat Marwick LLP

Richmond, Virginia
August 30, 1995